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                                                                  Exhibit 23.10


                                     CONSENT

                  We hereby consent to the filing of our opinions referred to below as exhibits to the Registration Statement relating to the trust securities of UBS Americas Inc. (as successor by merger to Paine Webber Group Inc.) set forth on Annex A. We also hereby consent to the references to us under the heading "Validity of the Securities" in the Prospectus relating to the debt securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                               Very truly yours,

                                               /s/ Richards, Layton & Finger

333-13831
333-13831-01-04
333-67187
333-67187-01-03


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Annex A

8.30% Preferred Trust Securities of PWG Capital Trust I

8.08% Preferred Trust Securities of PWG Capital Trust II